UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2007

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 9, 2007, the Compensation Committee of the Board of Directors of Getty Images, Inc. (the company) approved a new compensation arrangement for Jonathan Klein, Chief Executive Officer of the company, comprised of a salary adjustment, company payment or reimbursement of certain expenses related to Mr. Klein’s temporary relocation to New York and current and future potential restricted stock unit grants.

Effective August 9, 2007, Mr. Klein’s annual base salary will increase from $950,000 to $1,000,000, compensating Mr. Klein for the elimination of various perquisites.

Mr. Klein will be reimbursed for, or the company will pay on his behalf, expenses associated with his temporary relocation to New York, which is expected to begin in September of 2007. Company reimbursed or paid expenses will include moving, housing and other related costs, as well as the income taxes associated therewith. The value of the temporary relocation compensation is currently estimated to be approximately $1,000,000.

On August 9, 2007, the Compensation Committee also awarded Mr. Klein 110,000 restricted stock units (RSUs), which will vest 25% on each anniversary of the grant date provided Getty Images achieves certain financial targets established by the Compensation Committee. This RSU grant is valued at approximately $3.5 million based on the market price of our common stock on August 9, 2007.

The Compensation Committee also approved a plan whereby Mr. Klein will receive 1.75 RSUs (matched RSUs) per share of Getty Images common stock purchased by Mr. Klein and held for the corresponding vesting period of the matched RSUs. Getty Images will match up to 100,000 shares obtained and held by Mr. Klein, for a total of 175,000 matched RSUs over two years, with a match limit of 87,500 RSUs per calendar year. These matched RSUs will vest 25% on each anniversary of the grant date(s) provided Getty Images achieves certain financial targets established by the Compensation Committee. No matched RSUs have been granted as of the date of this filing.

Mr. Klein’s new employment agreement will be filed through an Amended Current Report on Form 8-K/A as soon as it has been executed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: August 15, 2007

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